Exhibit 18.1
May 30, 2006
Board of Directors
Applied Materials, Inc.
3050 Bowers Avenue
P.O. Box 58039
Santa Clara, CA 95054
Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of Applied Materials, Inc. (the “Company”) as of and for the three and six months ended April 30, 2006, and have read the Company’s statements contained in Note 2 to the consolidated condensed financial statements included therein. As stated in Note 2, the Company changed its method of classification for certain of its fixed income securities previously classified as current assets to non-current assets. In connection with this change in accounting principle, deferred taxes have been reclassified from current to long-term. The Company states that the newly adopted accounting principle is preferable as it is more reflective of the Company’s assessment of the timing of when such fixed income securities will be converted to cash.
In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to October 30, 2005, nor have we audited the information set forth in the aforementioned Note 2 to the consolidated condensed financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
/S/ KPMG LLP